Exhibit 2

OPTION DESIGNATION AGREEMENT

           AGREEMENT (this "Agreement") made as of the 23rd day of September, 2002, by and among the persons whose names are set forth on Schedule 1 attached hereto (such persons being referred to herein, individually, as an "Optionee" and, collectively, as the "Optionees").

W I T N E S S E T H:

           WHEREAS, JP Acquisition Fund II, L.P. ("JPAF II") and JP Acquisition Fund III, L.P. ("JPAF III" and, collectively with JPAF II, the "Jacobson Funds") have entered into a letter agreement dated July 19, 2002 (the "Letter Agreement") with Childtime Learning Centers, Inc., a Michigan corporation (the "Company"), whereby the Jacobson Funds have agreed on behalf of themselves and certain of their co-investors to arrange for standby purchasers (the "Standby Commitment") in connection with an up to $14,000,000 rights offering contemplated by the Company (the "Rights Offering");

           WHEREAS, in consideration for arranging the Standby Commitment, the Company has granted under the Letter Agreement (subject to the approval of its shareholders and consummation of the Rights Offering) to the Funds, and such co-investors as the Jacobson Funds may designate, options ("Options") to acquire, in the aggregate, 400,000 shares of the Company's common stock, no par value (the "Common Stock"), at an exercise price of $5.00 per share, with such Options being exercisable during the period commencing on the later of the date on which the Options are approved by the Company's shareholders and the consummation of the Rights Offering and ending on July 19, 2006;

           WHEREAS, the Jacobson Funds wish to hereby designate the Optionees as the recipients of the Options; and

           WHEREAS, the Optionees desire to promote their mutual interests by making certain arrangements with respect to the transfer or other disposition of the Options upon the terms and conditions hereinafter set forth and certain other matters.

           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, the parties hereto agree as follows:

ARTICLE I

DESIGNATION OF OPTION RECIPIENTS

           1.1  Optionees. Pursuant to the Letter Agreement, the Jacobson Funds hereby designate each of the Optionees a recipient of Options to purchase such number of shares of Common Stock as is set forth next to such Optionee's name on Schedule A attached hereto. Except as provided in Articles III and IV below, such designation is irrevocable.

ARTICLE II

TRANSFER RESTRICTIONS

           2.1  No Transfers. Each Optionee severally agrees with all the other Optionees that, except as hereinafter expressly provided, such Optionee will not directly or indirectly sell, assign, transfer, pledge, hypothecate, or in any manner whatsoever dispose of or encumber any Option, without the prior written approval of Jacobson Partners.

           2.2  Gifts of Options. Notwithstanding anything contained in this Agreement to the contrary, any Optionee that is a natural person may make a gift or gifts to his or her spouse or children, or to a trust for the benefit of his or her spouse or children, of up to an aggregate of ten percent (10%) of the Options initially granted to such Optionee; provided, however, that if an Optionee desires to transfer by way of gift his or her Options to one or more of his or her children who are then minors, such Options shall be placed in trust for the benefit of said child or children for the duration of such minority; provided, further, that no such gift of any such Options shall be deemed to be effective for purposes of transferring ownership of such Options unless and until such spouse, child or trustee agrees in writing to hold such Options subject to, and otherwise to be bound by, the terms of this Agreement, as fully as if he or she were a signatory hereto, and any such Options shall be deemed for all purposes under this Agreement to still be owned by the Optionee and be subject to the terms of this Agreement. The rights granted by this Section 2.2 shall be personal to the individual Optionees originally a party to this Agreement and not available to any transferee who was not an original Optionee.

           2.3  Certain Transfers. Notwithstanding anything contained in this Agreement to the contrary, an Optionee may transfer the Options owned by such Optionee to (a) any other Optionee and (b) any of such transferring Optionee's Affiliates (as such term is defined pursuant to the Securities and Exchange Act of 1934, as amended). No transfers of Options provided for in this Section 2.3 shall be deemed to be effective for purposes of transferring ownership of such Options unless and until such transferee agrees in writing to hold such Options subject to, and otherwise to be bound by, the terms of this Agreement, as fully as if such transferee were a signatory hereto, and any such Options shall be deemed for all purposes under this Agreement to still be owned by the Optionee and be subject to the terms of this Agreement.

           2.4  Improper Transfer. (a) Any attempt to transfer any Options not in compliance with this Agreement will be null and void. Any cost or loss incurred as a result of any such attempt to transfer shall be borne by the party who attempted to transfer.

           (b)  No party will enter into any transaction or series of transactions for the purpose or with the effect of, directly or indirectly, denying or impairing the rights or obligations of any person under this Agreement, and any such transaction will be null and void.

ARTICLE III

DEATH; INSOLVENCY; DISSOLUTION; AFFILIATION WITH COMPETITOR

           3.1  Death. In the event of the death of an Optionee, the deceased Optionee's estate, personal representatives, heirs or legatees (hereinafter collectively referred to as the "Legal Representatives") may retain any Options owned by such Optionee; provided, however, that the Legal Representatives agree in writing to hold such Options subject to, and otherwise to be bound by, the terms of this Agreement, as fully as if such Legal Representatives were a signatory hereto; further, provided, that the right to retain such Options shall be personal to the heirs and legatees of the individual Optionees originally party to this Agreement and shall not be available to any other heirs or legatees.

           (a)  Insolvency. If at any time a Optionee is dissolved or becomes "insolvent" (as hereinafter defined), Jacobson Partners shall have the right to revoke the designation of such Optionee as the recipient of the Options then owned by such Optionee and to redesignate such Options to such persons as Jacobson Partners may determine.

ARTICLE IV

DRAG ALONG; TAG ALONG RIGHTS

           4.1  Drag Along. (a)  If Jacobson Partners delivers a notice to the other Optionees (each a "Compelled Holder") in connection with a bona fide offer (a "Sale Offer") by a Third Party to purchase any of the shares of Common Stock issuable upon the exercise of the Options (the "Underlying Common Stock"), Jacobson Partners will have the right as provided for in Section 3.1(b), to require the Compelled Holders to exercise a pro rata portion of the Options then held by the Compelled Holders and to sell the Underlying Common Stock issued upon such exercise to such Third Party on terms and conditions not less favorable to the Compelled Holders than those upon which the Jacobson Funds shall sell the Options owned by them to such Third Party.

           (b)  If Jacobson Partners elects to exercise its right to compel sale pursuant to the terms hereof, Jacobson Partners will promptly deliver written notice ("Sale Notice") of the Sale Offer to the Compelled Holders setting forth the consideration for the Underlying Common Stock, the identity of the Third Party and the other terms and conditions of the Sale Offer. Jacobson Partners will notify each Compelled Holder reasonably in advance of any negotiations with the Third Party with respect to representations, warranties and indemnities in connection with the Sale Offer if such Compelled Holder will be required to sign an agreement with respect to such representations, warranties or indemnities to effect the sale of the Compelled Holder's Underlying Common Stock (the "Compelled Sale Transaction"), and in all events the representations, warranties and indemnities applicable to such Compelled Holder will not be more onerous than those applicable to the Jacobson Funds.

           (c)  Promptly after completion of any such sale pursuant to this Section 4.1, Jacobson Partners will notify each Compelled Holder and will remit to such Compelled Holder the total sales price attributable to the Securities of such Compelled Holder sold pursuant thereto less a pro rata portion of the expenses and taxes, if any, incurred in connection with such sale.

           (d)  Notwithstanding anything in this Section 4.1 to the contrary, there will be no liability on the part of Jacobson Partners or the Jacobson Funds to the Compelled Holders if any sale of Underlying Common Stock pursuant to this Section 4.1 is not consummated for whatever reason. It is understood that Jacobson Partners, in its sole discretion, will determine whether to effect a sale of Underlying Common Stock to any Person pursuant to this Section 4.1.

           4.2  Tag Along. (a)  If Jacobson Partners or either of the Jacobson Funds (the "Selling Optionee") shall for any reason whatsoever (except a transfer pursuant to Articles II or III or Section 4.1 above) wish to sell any Underlying Common Stock and shall have received a bona fide offer in respect of such sale ("Tag Offer") from a Third Party, the Selling Optionee shall promptly deliver written notice (the "Transfer Notice") of the Tag Offer to all the other Optionees (the "Other Holders") setting forth the consideration for the Underlying Common Stock, the identity of the Third Party and the other terms and conditions of the Tag Offer. Any such Other Holder may, within 15 days after the receipt of the Transfer Notice, give written notice ("Tag Notice") to the Selling Optionee (which shall be irrevocable after delivery thereof) stating that such Other Holder wishes to participate in such sale by selling all, but not less than all, of such Other Holder's pro rata portion of the total amount of Underlying Common Stock to be eventually included in the sale to the Third Party described in such Tag Offer, on terms and conditions not less favorable to such Other Holder than those upon which the Selling Optionee sells Underlying Common Stock to such Third Party. If the Third Party transferee is unwilling to purchase all of the Underlying Common Stock that has been identified for sale, then the total number of shares of Underlying Common Stock that the Third Party transferee is willing to acquire shall be allocated pro rata among the Selling Optionee and those Other Holders who have given timely Tag Notices.

           (b)  Each Other Holder electing to participate in such sale (a "Tagging Optionee") hereby authorizes the Selling Optionee to deliver to the Third Party at the Tag Closing (as defined below) such Tagging Optionee's certificates or other instruments, if any, evidencing such Tagging Optionee's ownership of the Underlying Common Stock that the Tagging Optionee has elected to sell under Section 3.2(a) (such Underlying Common Stock, the "Tag Offer Shares").

           (c)  The Selling Optionee will have 180 days after the date on which the Transfer Notice is given to sell to the Third Party, at the price set forth in the Transfer Notice, all of the Underlying Common Stock subject to the Tag Offer (the "Total Tag Offer Shares"). Immediately after completion of any such sale pursuant to this Section 4.2 (the "Tag Closing"), the Selling Optionee will notify each Tagging Optionee and will remit to such Tagging Optionee the total sales price attributable to such Tagging Optionee's Tag Offer Shares less a pro rata portion of the expenses and taxes, if any, incurred in connection with such sale.

           (d)  Notwithstanding anything in this Section 4.2 to the contrary, there will be no liability on the part of the Selling Optionee to the Tagging Optionees if any sale of Underlying Common Stock pursuant to this Section 4.2 is not consummated for whatever reason.

           4.3  Third Party. As used herein, "Third Party" means a prospective purchaser (other than the Optionees) of Options in an arm's-length transaction.

ARTICLE V

OPTION CERTIFICATES; EXERCISE OF OPTIONS

           5.1  Deposit of Certificates with Jacobson Partners. Each Optionee agrees that, concurrently with the execution and delivery of this Agreement by such Optionee, the Optionee shall deposit with Jacobson Partners any certificate or other instrument, if any, evidencing such Optionee's ownership of any Options. Each Optionee further agrees that upon the exercise of any Option, any stock certificates representing Underlying Common Stock issued upon such exercise and not be sold to a Third Party pursuant to Article IV shall be deposited with Jacobson Partners and shall be subject to the Securityholders' Agreement, dated as of September 23, 2002 by and among the Optionee and the other securityholders party thereto.

           5.2  Power of Attorney. For the term of this Agreement and for so long as an Optionee holds Options, each Optionee hereby irrevocably constitutes and appoints Benjamin R. Jacobson or his designee attorney and exclusive (even as to Optionee) agent for such Optionee and in such Optionee's name, place and stead, for purposes of exercising any Options held by such Optionee; provided, however, that Benjamin R. Jacobson or his designee shall only exercise such number of Options of any Optionee at any time that equals (a) in the case of a Tag Closing, the total number of Options required to be exercised to obtain such Optionee's Tag Offer Shares and (b) in all other cases, the product of (i) the total number of Options to be exercised at such time multiplied by (ii) a number, the numerator of which is the number of Options then held by such Optionee and the denominator of which is the total number of Options then outstanding. This power of attorney is coupled with an interest and is irrevocable.

           5.3  Exercise Price. In connection with any exercise of Options pursuant to Section 5.2, each Optionee hereby agrees to deliver to Jacobson Partners or its designee immediately available funds equal to the amount of the exercise price for the Options being exercised on behalf of such Optionee, with such funds to be delivered within ten (10) business days after request therefor by Jacobson Partners. If such funds are not so delivered within such five-day period, Jacobson Partners shall have the right to revoke the designation of the Optionee as the recipient of such Options and to redesignate such Options to such persons as Jacobson Partners may determine.

ARTICLE VI

MISCELLANEOUS

           6.1  Term. This Agreement shall continue in full force and effect for so long as either of the Jacobson Funds holds any Options.

           6.2  Further Executions. The parties hereto shall each execute and deliver or cause to be executed and delivered to the others such further instruments and documents and shall take such other action as may be reasonably required to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

           6.3  Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Optionees and their Legal Representatives and successors. The Optionees, by the signing hereof, direct their Legal Representatives, where applicable, to open their estates promptly in the courts of proper jurisdiction and to execute, procure and deliver all documents including, but not limited to, appropriate court orders, letters testamentary or letters of administration and estate and inheritance tax waivers, as shall be required to effectuate the purposes of this Agreement. Except as otherwise expressly provided herein, nothing contained herein shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

           6.4  New Optionees. To become a party to this Agreement, a transferee of Options or other new Optionee shall execute a joinder agreement substantially in the form of Exhibit A hereto (a "Joinder Agreement"), which shall be countersigned by Jacobson Partners. A Joinder Agreement duly executed by such Optionee and countersigned by Jacobson Partners shall be sufficient for all purposes to cause such Optionee to become a party hereto, and it shall not be necessary to obtain the signature of any other Optionees on or in connection with such Joinder Agreement.

           6.5  Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. This Agreement cannot be changed or terminated orally. This Agreement may be amended, the parties may take any action herein prohibited or omit to take action herein required to be performed by them, and any breach of or compliance with any covenant, agreement, warranty or representation may be waived, only if the written consent or waiver is obtained of Optionees holding not less than two-thirds of the then outstanding Options. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

           6.6  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of law. The parties hereto hereby irrevocably and unconditionally consent to submit to the jurisdiction of the federal and state courts located in the Borough of Manhattan, City of New York, State of New York in the United States of America, for any action, suit or proceeding instituted by any party to enforce this Agreement. The parties hereto hereby irrevocably and unconditionally waive any objection that they may have at any time to the venue or forum of any such proceeding brought in such court. The parties hereto hereby further agree that service of any process, summons, notice or documents by United States registered or certified mail to their respective addresses set forth on the signature pages to this Agreement shall be effective service of process for any such proceeding

           6.7  Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

           6.8  Notices. All notices, statements and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when actually delivered to the party to which notice is given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or when mailed postage paid by registered or certified mail, return receipt requested, addressed to the party to which notice is given at its address set forth on the signature pages to this Agreement or at its address set forth in a notice given by such party in accordance with the provisions hereof; provided, however, that any notice of change of address shall be effective only upon receipt.

           6.9  Waivers. A waiver on the part of any of the parties hereto of any term, provision or condition of this Agreement or breach thereof shall not constitute a precedent, nor bind any party hereto to a waiver of any other term, provision or condition of this Agreement or any other or succeeding breach of the same or any other term, provision or condition hereof.

           6.10  Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.

           6.11  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall be deemed one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Jacobson Partners By: Benjamin R. Jacobson Managing Partner

JP Acquisition Fund II, L.P.
By:	JPAF Limited Partnership Its General Partner

By:	JPAF, Inc. Its General Partner

By:	Benjamin R. Jacobson President

JP Acquisition Fund III, L.P.
By:	JPAF III LLC Its General Partner

By:	Jacobson Partners Its Sole Member
By:	Benjamin R. Jacobson Managing Partner

Benjamin R. Jacobson Address (for each of the above persons) THE OTHER OPTIONEES WHOSE SIGNATURES ARE ATTACHED HERETO

           The undersigned hereby joins and agrees to be bound by the terms of the Option Grant Agreement dated as of September 23, 2002 among the persons whose names are set forth on Schedule A attached hereto.

Signature Name (Please print) Address

SCHEDULE 1

NAME OF OPTIONEE                                    NUMBER OF SHARES OF COMMON STOCK
                                                    FOR WHICH OPTIONS ARE BEING GRANTED

Amcito Partners, L.P.                                           6,401

Raymond P. Barbrick                                               353

Barcam Holdings, Inc.                                           1,648

Geraldine Ann Cachat                                               94

Allan Chan                                                        118

Walter Cisowski                                                   235

Silvia Cocozza                                                    118

John Dickerson and Beverly Dickerson, JTWROS                    1,060

Edmund Gaffney                                                    236

Nathan Gantcher                                                 6,401

Jamie L. Goldberg                                                 236

D. M. Harlan, Jr.                                                 118

Christopher D. Heinz                                              589

Paul Hoagland                                                     235

Harrison R. Horan                                               2,826

HVS Boxers LLC                                                  6,401

Benjamin R. Jacobson                                            4,317

Sara K. Jacobson Trust, Michael Fuchs, Trustee                    706

JP Acquisition Fund II, L.P.                                   86,012

JP Acquisition Fund III, L.P.                                 262,610

Virginia Juliano                                                  118

Nicolas Karlson Trust, Michael Fuchs, Trustee                     361

George A. Kellner                                               6,401

James J. Morgan                                                 5,298

Gerald L. Parsky                                                6,401

Maria and Gaetano Ruvio, JTWROS                                   118

Shazeen Sacranie and Gail R. Sacranie, JTWROS                     118

Kurt Schnaubelt                                                   118

Timothy E. Whelan                                                 353

EXHIBIT A

Form of Joinder Agreement

In consideration of the transfer to the undersigned (the "New Optionee") of options to acquire _____ shares of Common Stock, no par value per share of Childtime Learning Centers, Inc., a Michigan corporation (the "Company"), the undersigned represents that it is a permitted transferee of [INSERT NAME OF TRANSFEROR] and agrees that, as of the date written below, [he] [she] [it] shall become a party to that certain Option Designation Agreement dated as of September __, 2002, as such agreement may have been amended from time to time (the "Option Designation Agreement"), among the persons named therein, and the New Optionee, as a permitted transferee, shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Option Designation Agreement that were applicable to the undersigned's transferor and shall be deemed a Optionee for [all] purposes thereof [DESCRIBE EXCEPTIONS, IF ANY].

Executed as of the ___day of ____________, ______.

TRANSFEREE: _________________

Address:	___________________ ___________________

ACKNOWLEDGED AND ACCEPTED:

Jacobson Partners

By:	Benjamin R. Jacobson Managing Partner